Exhibit 99.1

Item 6. Selected Financial Data

The selected consolidated financial data presented below for the five years ended December 31, 2004, is derived from our Consolidated Financial Statements and related notes thereto, and, for all years presented, such data has been updated from the presentation in previous Company disclosures to reflect the Company’s Financial Services Division as a discontinued operation. This selected consolidated financial data should be read in conjunction with Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the Consolidated Financial Statements and related notes thereto included in “Financial Statements and Supplementary Data” in Exhibits 99.2 and 99.3, respectively, of this Form 8-K. Historical results are not necessarily indicative of future results.

	Year ended December 31,
(in thousands, except per share amounts)	2004	2003	2002	2001	2000
Consolidated Statement of Operations Data:
Revenue	$124,804	$115,955	$97,103	$99,942	$109,199
Gross margin	$74,375	$71,023	$53,554	$63,612	$55,022
Sales & marketing, general & administrative	$53,812	$55,598	$45,718	$52,086	$79,221
Software development	$28,056	$23,798	$20,471	$14,813	$24,573
Amortization of intangible assets and depreciation (1)	$4,495	$4,525	$5,574	$8,523	$10,061
Restatement costs	$—	$7,461	$7,463	$—	$—
Exit cost of facility closing	$4,190	$—	$—	$—	$—
Loss from operations	$(16,178)	$(12,898)	$(18,209)	$(11,810)	$(58,845)
Interest expense	$(4,814)	$(7,704)	$(2,833)	$(3,893)	$(5,660)
Gain (loss) on redemption or retirement of debentures	$(14,871)	$—	$—	$12,907	$—
Income (loss) from continuing operations	$(34,807)	$(19,047)	$(19,919)	$6,292	$(39,890)
(Loss) gain from discontinued operations	$(3,690)	$(4,896)	$(3,219)	$(2,539)	$2,679
(Loss) gain on disposal of discontinued operations	$(3,332)	$—	$8,776	$—	$—
Net income (loss)	$(41,829)	$(23,943)	$(14,362)	$9,413	$(36,675)
Preferred stock accretion	$(2,465)	$—	$—	$—	$—
Net income (loss) attributable to common shareholders	$(44,294)	$(23,943)	$(14,362)	$9,413	$(36,675)
Basic income (loss) per share from continuing operations	$(1.04)	$(0.70)	$(0.74)	$0.25	$(1.56)
Basic net income (loss) per share	$(1.23)	$(0.87)	$(0.53)	$0.37	$(1.43)
Diluted income (loss) per share from continuing operations	$(1.04)	$(0.70)	$(0.74)	$0.24	$(1.56)
Diluted net income (loss) per share	$(1.23)	$(0.87)	$(0.53)	$0.35	$(1.43)

(in thousands, except per share amounts)	2004	2003	2002	2001	2000
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$22,429	$36,944	$26,191	$32,213	$39,664
Total assets	$119,410	$133,155	$126,927	$125,133	$149,286
Deferred revenue	$44,040	$48,502	$39,492	$30,721	$22,489
Working capital	$(15,092)	$13,008	$18,137	$32,509	$46,107
Long-term debt (2)	$—	$84,225	$73,719	$73,719	$115,000
Stockholders’ equity (deficit)	$32,639	$(16,883)	$(7,235)	$4,221	$(7,166)

Note:	Certain reclassifications were not made to the 2001 and prior balances to conform to the 2004 presentations.
(1)	Prior to 2002, the Company recorded depreciation expense as a part of cost of services, sales and marketing, general and administrative, and software development expenses.
(2)	Did not include $11.1 million at December 31, 2003 of unamortized discount associated with warrants issued in connection with the Senior Secured Notes due 2008 (“2008 Notes”).